                                                                     Exhibit 3.3

                              AMENDED AND RESTATED
                    STATEMENT OF RESOLUTIONS FIXING TERMS OF
                     VOTING POWER, PREFERENCES AND RELATIVE,
                           PARTICIPATING, OPTIONAL AND
                              OTHER SPECIAL RIGHTS
                         AND QUALIFICATIONS, LIMITATIONS
                                AND RESTRICTIONS

                                       OF

                     12% SERIES B CUMULATIVE PREFERRED STOCK

                                       OF

                               CUMULUS MEDIA INC.



                  Cumulus Media Inc., an Illinois corporation (the "Company") certifies that, pursuant to the authority contained in Article VI of its Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Section 6. 10 of the Business Corporation Act of 1983, as amended (the "BCA"), and Section 10.30 of the BCA to the extent applicable hereto, the Board of Directors of the Company (the "Board of Directors") at a meeting held on September 23, 2000 duly approved and adopted the resolution set forth below, which resolution remains in full force and effect on the date hereof, and which action, to the extent the same may constitute an amendment to the Articles of Incorporation was ratified, confirmed and approved by the requisite number of shareholders for an action by written consent in lieu of meeting in conformance with Section 7.10 of the BCA and the Articles of the Incorporation:

                  RESOLVED, that the Board of Directors does hereby approve the amendment of that certain Statement of Resolutions Fixing Terms of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions with respect to the Company's 12% Series B Cumulative Preferred Stock adopted pursuant to a resolution of the Board of Directors of the Company dated June 24, 1998 and as filed with the Secretary of State of the State of Illinois, Department of Business Services, on June 30, 1998, by amending and restating in its entirety Exhibit A thereto, as follows:

                  The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the 12,000 shares of Preferred Stock designated "12% Series B Cumulative Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock") shall be as follows:
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         1.       Certain Definitions.

         Unless the context otherwise requires, the terms defined in this
Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise: provided, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "BCA" means the Illinois Business Corporation Act of 1983, as amended.

         "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Transfer Agent.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City or the State of Illinois are authorized or obligated by law or executive order to close.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company or similar entity, any membership or similar interests therein and (v) any other interest or participation that


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
confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year or less from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause
(iii) above and (v) commercial paper having a rating of at least P-2 from Moody's Investors Service, Inc. (or its successor) and a rating of at least A-2 from Standard & Poor's Ratings Services (or its successor) and (vi) investments in money market or other mutual funds substantially all of whose assets comprise securities of types described in clauses (ii) through (v) above.

         "Change of Control" has the meaning set forth in the Series A Statement of Resolutions Fixing Terms.

         "Change of Control Offer" has the meaning set forth in Section 8(a).

         "Change of Control Payment" has the meaning set forth in Section 8(a).

         "Change of Control Payment Date" has the meaning set forth in Section 8(d).

         "Commission" means the Securities and Exchange Commission.

         "Company" means Cumulus Media Inc.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the sum of, without duplication, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus
(ii) Consolidated Interest Expense of such Person for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iii) consolidated depreciation, amortization and other non-cash charges of the Person and its Subsidiaries deducted in computing Consolidated Net Income of such Person for such period plus (iv) cash payments with respect to any non-cash charges previously added back pursuant to clause (iii). Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication of (i) the consolidated interest expense of such Person and its


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Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; in each case on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and (v) all other extraordinary gains and extraordinary losses shall be excluded.

         "Continuing Directors" has the meaning set forth in the Series A Statement of Resolutions Fixing Terms.

         "Conversion Effective Date" has the meaning set forth in Section 6(d).

         "Conversion Notice" has the meaning set forth in Section 6(d).

         "Conversion Notice Date" means as to any conversion of Series B Preferred Stock, the date the Conversion Notice is issued.

         "Conversion Price" has the meaning set forth in Section 6(a).

         "Conversion Rate" has the meaning set forth in Section 6(a).

         "Conversion Right" has the meaning set forth in Section 6(a).


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         "Credit Agreements" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit; in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Agreements outstanding on the Issue Date (after giving effect to the use of proceeds thereof) shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

         "Credit Facility" means that certain Amended and Restated Credit Agreement, dated as of August 31, 1999, as amended, by and among the Company, Lehman Brothers Inc., as advisor, lead arranger and book manager, Barclays Capital as syndication agent, and Lehman Commercial Paper Inc. as administrative agent, and certain banks, financial institutions and other entities, as lenders, providing for up to $225.0 million of Indebtedness, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time, whether or not with the same lenders or agents.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is convertible or exchangeable for Indebtedness or Disqualified Stock or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Mandatory Redemption Date; provided however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of any of the events constituting a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of Section 8.

         "Dividend Payment Date" has the meaning set forth in Section 3(a).

         "Dividend Rate" has the meaning set forth in Section 3(a).

         "Dividend Shares" means shares of Series B Preferred Stock paid by the Company to Holders of then outstanding shares of Series B Preferred Stock as dividends on such outstanding shares in accordance with this Series B Statement of Resolutions Fixing Terms.


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
         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means any public or private sale of the Common Stock of the Company pursuant to which the Company receives net proceeds of at least $25.0 million, other than issuances of Common Stock of the Company pursuant to employee benefit plans or as compensation to employees.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Four Quarter Period" has the meaning provided within the definition of "Leverage Ratio".

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Guarantor Senior Debt" means (i) Indebtedness of any Subsidiary Guarantor under or in respect of any Credit Agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), reimbursement obligations, fees, commissions, expenses, indemnities or other amounts, and (ii) any other Indebtedness of any Subsidiary Guarantor permitted under the terms of the Notes Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Subsidiary Guarantees. Notwithstanding anything to the contrary in the foregoing sentence, Guarantor Senior Debt will not include (w) any liability for federal, state, local or other taxes owed by a Subsidiary Guarantor, (x) any Indebtedness of a Subsidiary Guarantor to any of its Subsidiaries or other Affiliates or (y) any Indebtedness that is incurred in violation of the Notes Indenture (other than Indebtedness under (i) the Credit Facility or (ii) any other Credit Agreement that is incurred on the basis of a representation by the Company to the applicable lenders that the applicable Subsidiary Guarantor is permitted to incur such Indebtedness under the Notes Indenture).

         "Hedging Obligations" means with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements with respect to Indebtedness that is permitted by Section 9(a) and (ii) other agreements or arrangements designed to protect such Person against fluctuation in interest rates or the value of foreign currencies purchased or received by such Person in the ordinary course of business.


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
         "Holder" means a Person in whose name a share of Series B Preferred Stock is registered.

         "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, incur, issue, assume, guarantee or otherwise become liable contingently or otherwise (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing).

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, or
(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or reimbursement agreements in respect thereof (other than letters of credit securing obligations not constituting Indebtedness that are issued in the ordinary course of business by a Person to the extent not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit) or bankers' acceptances, or (iii) representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable for such property or service, or
(iv) representing any Hedging Obligations, in each case if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and extensions of trade credit in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness. Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

         "Issue Date" means the date on which any shares of Series B Preferred Stock are initially issued after the effectiveness of this amended and restated Series B Statement of Resolutions Fixing Terms.

         "Junior Securities" has the meaning set forth in Section 2.

         "Leverage Ratio" means the ratio of (i) the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate


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liquidation preference of all outstanding Disqualified Stock of the Company and preferred stock of the Company's Subsidiaries (except preferred stock issued to the Company or a Wholly Owned Subsidiary of the Company) on such date to (ii) the Consolidated Cash Flow of the Company for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

         For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness at the end of the Four Quarter Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP and (ii) the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of the Company's Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period, (ii) any acquisition (including, without limitation, any acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person that becomes a Subsidiary as a result of such acquisition) incurring, assuming or otherwise becoming liable for Indebtedness or such Person's Subsidiaries issuing preferred stock) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Four Quarter Period. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company consistent with Article 11 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated Cash Flow," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and (ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.


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
         "Lien" means, with, respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement with respect to a lease not intended as a security agreement).

         "Liquidation Preference" means $10,000.00 per share of Series B Preferred Stock.

         "Mandatory Redemption Date" means October 3, 2009.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and after any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or asset swap or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

         "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable (as a guarantor or otherwise); (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) the explicit terms of which provide that there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

         "Notes Indenture" means the Indenture dated July 1, 1998, among the Company, the Subsidiary Guarantors and the trustee in respect thereof, pursuant to which the Senior Subordinated Notes were issued.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Transfer Agent.

         "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Transfer Agent, delivered to the Transfer Agent.


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         "Parity Securities" has the meaning set forth in Section 2.

         "Paying Agent" means Firstar Trust Company, a state bank organized and existing under the laws of the State of Wisconsin.

         "Permitted Business" means the broadcasting business or any business that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

         "Permitted Indebtedness" means (a) Indebtedness evidenced by the Senior Subordinated Notes and the Subsidiary Guarantees; (b) Indebtedness pursuant to Credit Agreements, so long as the aggregate principal amount of all Indebtedness outstanding under all Credit Agreements does not, at any one time, exceed $175.0 million, less the aggregate amount of all mandatory prepayments of principal applied since the date of the Series A Statement of Resolutions Fixing Terms to permanently reduce the outstanding amount of such Indebtedness; (c) Indebtedness of the Company and its Restricted Subsidiaries in existence as of the date of the Series A Statement of Resolutions Fixing Terms; (d) intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; (e) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property, plant or equipment used in a Permitted Business in an aggregate principal amount not to exceed $15.0 million at any time outstanding; (f) the incurrence by the Company or its Restricted Subsidiaries of Permitted Refinancing Debt in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by this Series B Statement of Resolutions Fixing Terms to be incurred; (g) the incurrence by the Company or its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating or variable rate Indebtedness or for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, in each case in respect of Indebtedness that is permitted by the terms of this Statement of Resolutions Fixing Terms to be outstanding; provided, however, that in the case of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risks with respect to Indebtedness, the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates and in the case of Hedging Obligations incurred for the purpose of protecting against fluctuations in interest rates or the value of foreign currencies purchased or received, such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; (h) Indebtedness incurred solely in respect of performance, surety and similar bonds or completion guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others; (i) Indebtedness arising out of standby letters of credit covering workers compensation, performance or similar obligations in an aggregate amount not to exceed

$500,000 at any time outstanding; (j) any guarantee of the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Statement of Resolutions Fixing Terms; (k) the incurrence by the Company of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10.0 million; (l) the issuance of shares of Series A Preferred Stock issued as dividends on the Series A Preferred Stock outstanding on the Issue Date or issued subsequent to the Issue Date as dividends permitted pursuant to this clause (l), to the extent such dividends are made pursuant to the terms of the Series A Statement of Resolutions Fixing Terms as in effect on the Issue Date, on any Preferred Stock issued in exchange for the Series A Preferred Stock, or any dividends on such Preferred Stock to the extent such dividends are made pursuant to the terms of the Series A Statement of Resolutions Fixing Terms of such Preferred Stock; (m) the issuance of Dividend Shares issued on the Series B Preferred Stock outstanding on the Issue Date or issued subsequent to the Issue Date as dividends permitted pursuant to this clause (m), to the extent such dividends are made pursuant to the terms of this Statement of Resolution Fixing Terms as in effect on the Issue Date, on any Preferred Stock issued in exchange for the Series B Preferred Stock, or any dividends on such Preferred Stock to the extent such dividends are made pursuant to the terms of the this Series B Statement of Resolutions Fixing Terms of such Preferred Stock; and (n) Guarantor Senior Debt constituting Guarantees by the Subsidiary Guarantors of Indebtedness incurred under the Credit Facility that is permitted by the terms of this Series B Statement of Resolutions Fixing Terms to be incurred.

         "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents or securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if, as a result of such Investment, (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an asset sale; (e) other Investments in any Person or Persons having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding without giving effect to subsequent changes in value or increases or decreases attributable to the accounting for the net income of such Investment, not to exceed $15.0 million; (f) any Investment acquired by the Company in exchange for Equity Interests in the Company (other than Disqualified Stock); (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of the transfer of title with respect to any secured investment in default as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to such secured Investment; (h) Hedging Obligations permitted under Section 9(a); (i) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business; (j) any guarantees permitted to be made pursuant to Section 9(a); and
(k) all Investments of the Company and its Restricted Subsidiaries in existence as of the date hereof.

         "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness incurred under a Credit Agreement) of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Debt does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "Principal" means Richard W. Weening and Lewis W. Dickey, Jr.

         "Purchase Agreement" means that certain Securities Purchase Agreement dated October 2, 2000 between the Company and the initial purchasers of shares of Series B Preferred Stock, as modified or amended in accordance with the terms thereof.

         "Record Date" has the meaning set forth in Section 3(a).

         "Redemption Date" has the meaning set forth in Section 5(d).

         "Related Party" with respect to any Principal means (i) any controlling stockholder, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Payment" means (i) the declaration or payment of any dividend or the making of any distribution on account of any Junior Securities (other than dividends or distributions payable in Junior Securities (other than Disqualified Stock)), (ii) the purchase, redemption or other acquisition or the retirement of, for value, any Junior Securities or (iii) the making of any Investment (other than a Permitted Investment) in any Person.

         "Restricted Subsidiary" means any direct or indirect Subsidiary of the Company that is not an Unrestricted Subsidiary.

         "Redemption Price" has the meaning set forth in Section 5(a).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Subordinated Notes" means the 10 3/8% Senior Subordinated Notes Due 2008 of the Company.

         "Series A Issue Date" means the date on which shares of Series A Preferred Stock were initially issued.

         "Series A Preferred Stock" means the 13.75% Series A Cumulative Convertible Redeemable Preferred Stock Due 2009 issued pursuant to the Series A Statement of Resolution Fixing Terms.

         "Series B Preferred Stock" means the 12% Series B Cumulative Preferred Stock issued pursuant to this Series B Statement of Resolutions Fixing Terms.

         "Series A Statement of Resolutions Fixing Terms" means the Statement of Resolutions Fixing Terms of Voting Power, Preferences and Relative, Participating, Optional and other Special Rights and Qualifications, Limitations and Restrictions of the Series A Preferred Stock as in effect on the Issue Date.

         "Series B Statement of Resolutions Fixing Terms" means this Statement of Resolutions Fixing Terms of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of 12% Series B Cumulative Preferred Stock of the Company, as amended and restated hereunder.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Guarantees" means each of the Guarantees entered into by each Subsidiary Guarantor of the Company dated as of the date of the Note Indenture and each Guarantee entered into by each Restricted Subsidiary created or acquired by the Company thereafter.

         "Subsidiary Guarantors" means each Subsidiary of the Company party to a Subsidiary Guarantee.

         "Transfer Agent" means Firstar Trust Company, a state bank organized and existing under the laws of the State of Wisconsin.

         "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

         "Undesignated Shares" means shares of the preferred stock of the Company which are authorized under its Articles of Incorporation, are not issued and outstanding, and have not been assigned to a series of preferred stock.

         "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below), (ii) any Subsidiary of an Unrestricted Subsidiary and (iii) CCC. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if (a) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (b) all the Indebtedness of such Subsidiary shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt; (c) the Company certifies that such designation complies with Section 9(c); (d) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries; (e) such Subsidiary does not, directly or indirectly, own any Indebtedness of or Equity Interest in, and has no Investments in, the Company or any Restricted Subsidiary; (f) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Equity Interests or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (g) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company. Any such designation by the Board of Directors of the Company shall be evidenced by a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Statement of Resolutions Fixing Terms and any Indebtedness of such Subsidiary shall be deemed to be incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Voting Rights Triggering Event shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to Section 9(a)(i) on a pro forma basis taking into account such designation.

         "Voting Rights Amendment" means an amendment to the Bylaws of the Company providing for an increase in the size of the Board of Directors of the Company to, at all times, accommodate the appointment of a sufficient number of directors designated by the Holders of Series B Preferred Stock in compliance with clauses (a) and (b) of Section 7(b).

         "Voting Rights Triggering Event" has the meaning set forth in Section 7(b).

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

         2.       Ranking.

                  (a) The Series B Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of common stock of the Company and to each other class of Capital Stock of the Company established after the Issue Date by the Board of Directors of the Company the terms of which do not expressly provide that it ranks on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Securities"); (ii) subject to certain conditions described below, on a parity with each series of preferred stock existing on the Issue Date the terms of which do not expressly provide that it ranks junior to the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company and any class or series of Capital Stock established after the Issue Date by the Board of Directors of the Company, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"). The Shares of Series B Preferred Stock shall rank on parity with the Series A Preferred Stock as to dividend distributions and distribution upon the liquidation, winding up and dissolution of the Company, and Parity Securities shall include, without limitation, the shares of Series A Preferred Stock.

                  (b) The Company shall not authorize or issue any new class of Parity Securities without the affirmative vote or consent (voting or consenting as one class) of the holders of at least 50% of the shares of Series B Preferred Stock then outstanding, voting or consenting, as the case may be, as one class; provided, that, without the approval of Holders of the Series B Preferred Stock, the Company may issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem or purchase, any or all of the shares of the Series B Preferred Stock or other Parity Securities then outstanding.

         3.       Dividends.

                  (a) The Holders of the outstanding shares of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the

Company legally available therefor, dividends on the Series B Preferred Stock, which shall accrue at a rate per annum equal to 12% of the Liquidation Preference (the "Dividend Rate"). If at any time dividends on the Series B Preferred Stock are in arrears and unpaid for four consecutive quarterly dividend periods, holders of Series B Preferred Stock will be entitled to the voting rights specified in Section 7 of this Series B Statement of Resolutions Fixing Terms. All dividends will be cumulative, whether or not earned or declared on a daily basis, from the Issue Date and will be payable quarterly in arrears on July 1, October 1, January 1 and April 1,of each year, commencing on January 1, 2001, or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date") to the Holders on the June 15, September 15, December 15 or March 15 immediately preceding the relevant Dividend Payment Date (each, a "Record Date"). The Company may, at its option, pay dividends in cash or in Dividend Shares (including fractional shares, provided that the Company may, at its option, pay cash in lieu of issuing fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. The issuance of such Dividend Shares shall constitute "payment" of the related dividend for all purposes of this Series B Statement of Resolutions Fixing Terms. Dividends payable on the Series B Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days actually elapsed and will be deemed to accrue on a daily basis.

                  (b) Dividend Rate Adjustment Following Default. The Dividend Rate shall be adjusted from 12% of the Liquidation Preference per annum to 17% of Liquidation Preference per annum on the first day next following the occurrence of a breach of any of the terms of this Series B Statement of Resolutions Fixing Terms or a breach of any of the terms of (i) Section(s) 8.1, 8.4, 8.6, 8.8, 8.9, 8.10, 8.11, 8.17, 8.18 or 11.13, (ii) Article IX, or (iii)
Article X of the Purchase Agreement (each, a "Specified Event of Default") and shall continue to accrue at such adjusted per annum rate through and including the day following the date on which such Specified Event of Default or breach has been cured or waived in writing by the holders of not less than a majority of the aggregate number of shares of Series B Preferred Stock outstanding (such period being herein referred to as the "Covenant Default Period"). Such adjusted Dividend Rate shall automatically be readjusted from the default rate applicable during the Covenant Default Period as provided above to 12% of the Liquidation Preference per annum on the day following the date on which such Specified Event of Default or breach is cured as provided in the Purchase Agreement or waived in writing by the holders of not less than a majority of the aggregate number of shares of Series B Preferred Stock outstanding.

                  (c) No full dividends shall be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid (or are deemed declared and paid) in full or declared and, if payable in cash, a sum in cash sufficient for such payment set apart for such payment on the Series B Preferred Stock. If full dividends are not so paid, the Series B Preferred Stock will share dividends pro rata with the Parity Securities. Unless full cumulative dividends on all outstanding shares of Series B Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then:
(i) no dividend (other than a dividend on Junior Securities payable solely in shares of any Junior Securities) shall be declared or paid upon (or deemed paid), or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no shares of Junior Securities or Parity Securities shall be repurchased, redeemed or otherwise acquired or retired by the

Company or any of its Subsidiaries except as permitted under Section 9(c) hereof; and (iii) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities or Parity Securities by the Company or any of its Subsidiaries. Dividends on account of arrears for any past dividend period and dividends in connection with any optional redemption may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record of the Series B Preferred Stock on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors of the Company.

         4.       Liquidation Preference.

                  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, Holders of Series B Preferred Stock shall be entitled to payment, out of the assets of the Company available for distribution to stockholders, the Liquidation Preference per share of Series B Preferred Stock, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon to but excluding the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Series B Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Series B Preferred Stock and the Parity Securities shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the Holders of shares of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons shall be deemed to be a liquidation, dissolution or winding-up of the Company, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company.

         5.       Redemption by the Company.

                  (a) On the Mandatory Redemption Date, the Company shall be required to redeem (subject to the legal availability of funds therefor and to Section 9.10 of the BCA) all outstanding shares of Series B Preferred Stock at a price (the "Redemption Price") equal to 100% of the then effective Liquidation Preference thereof, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, to but excluding the Redemption Date (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption
Date). The Company shall not be required to make sinking fund payments to protect the Liquidation Preference with respect to the Series B Preferred Stock.

                  (b) The Series B Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto, to the legal availability of funds therefor and to

Section 9.10 of the BCA) at any time, in whole or from time to time in part, at the option of the Company at the Redemption Price.

                  (c) In the event of partial redemptions of Series B Preferred Stock, the shares to be redeemed will be determined pro rata or by lot, as determined by the Company, provided that the Company may redeem such shares HELD by any Holder of fewer than 100 shares (or shares held by Holders who would hold less than 100 shares as a result of such redemption), without regard to any pro rata redemption requirement.

                  (d) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (including the Mandatory Redemption Date, the "Redemption Date"), by first class mail, postage prepaid, to all Holders of record of the Series B Preferred Stock at their registered address. In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred Stock may be listed or admitted to trading, such notice shall state: (i) whether such redemption is being made pursuant to the optional or the mandatory redemption provisions hereof; (ii) the Redemption Date; (iii) the redemption price; (iv) if less than all the outstanding shares of Series B Preferred Stock are to be redeemed, the Liquidation Preference of, and the accrued and unpaid dividends on, the shares of Series B Preferred Stock to be redeemed; (v) that on the Redemption Date the redemption price shall become due and payable upon each share of Series B Preferred Stock to be redeemed; and (vii) the place or places where shares are to be surrendered for payment of the redemption price. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

                  (e) If notice has been mailed in accordance with Section 5(d) above and, provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been segregated and irrevocably set apart by the Company, in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, on and after the Redemption Date, unless the Company defaults in the payment of the applicable redemption price, dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accumulate and all rights of the Holders of such shares shall terminate except for the right to receive from the Company the redemption price, without interest; provided, however, that if a notice of redemption shall have been given and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably set apart by the Company, in trust for the pro rata benefit of the Holders of the shares called for redemption, dividends shall cease to accumulate on the Redemption Date on the shares to be redeemed and, at the close of business on the day on which such funds are segregated and set apart, the Holders of the shares to be redeemed shall cease to be stockholders of the Company and shall be entitled only to receive the redemption price for such shares. New certificates of Series B Preferred Stock having an aggregate Liquidation Preference equal to the unredeemed portion of the Series B Preferred Stock shall be issued in the name of the Holder thereof upon cancellation of the original shares of Series B Preferred Stock without cost to the Holder thereof. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the applicable redemption price. Shares of Series B

Preferred Stock issued and reacquired by the Company pursuant to this Section 5 shall, upon compliance with the applicable requirements of Illinois law, have the status of Undesignated Shares of the Company, and may, with any and all other Undesignated Shares of the Company, be designated or redesignated, and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Series B Preferred Stock must be in compliance with this Series B Statement of Resolutions Fixing Terms.

                  (f) Any deposit of funds with a bank or trust company for the purpose of redeeming Series B Preferred Stock shall be irrevocable except that:

                           (i) the Company shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the Holders of any shares redeemed shall have no claim to such interest or other earnings; and

                           (ii) any balance of monies so deposited by the Company and unclaimed by the Holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

                  (g) No Series B Preferred Stock may be redeemed except with funds legally available for the purpose. The Company shall take all actions required or permitted under the BCA to permit any redemption which is required pursuant to clause (a) above or which the Company elects pursuant to clause (b) above.

                  (h) No optional redemption may be authorized or made (i) unless prior thereto or contemporaneously therewith full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the Series B Preferred Stock and on the Series A Preferred Stock, or (ii) at a price less than 101 % of the Liquidation Preference of the Series B Preferred Stock at any time when the Company is making an offer to purchase shares of Series B Preferred Stock under a Change of Control Offer in accordance with Section 8.

         6. Conversion Rights. The Holders shall have conversion rights in respect of the shares of Series B Preferred Stock as follows (the "Conversion Rights"):

                  (a) The shares of Series B Preferred Stock shall be convertible, at the times and under the conditions described in this Section 6 hereafter, at the rate (the "Conversion Rate") of one share of Series B Preferred Stock into the number of shares of Class B Common Stock that equals the quotient obtained by dividing the Liquidation Preference by the Conversion Price (defined hereinafter). Thus, the number of shares Class B Common Stock to which a Holder shall be entitled upon any conversion provided for in this
Section 6 shall be the product obtained by multiplying the Conversion Rate by the number of shares of Series B Preferred Stock being converted. Such conversion shall be deemed to have been made on the Conversion Effective

Date (defined hereinafter), and such conversion shall be effected in accordance with the procedures described herein below. Upon conversion of any shares of Series B Preferred Stock, the Company shall pay all declared or accrued but unpaid dividends as to such shares to the Holders thereof to and through the Conversion Effective Date; provided, however, that the Company may, at its option, in lieu of making a full cash payment of all such declared or accrued but unpaid dividends, make payment thereof in that number of whole shares of Class B Common Stock calculated by dividing the total of such declared or accrued but unpaid dividends due such Holders by the Conversion Price. The "Conversion Price" shall be equal to the lower of (i) the closing sale prices of the Company's Class A Common Stock as reported by the NASDAQ Stock Market on the Conversion Notice Date (or the first trading day prior thereto if such date is not a trading day), or (ii) the average of the closing sales prices of the Company's Class A Common Stock as reported by the NASDAQ Stock Market for the twenty (20)-day trading period prior to the Conversion Notice Date (weighted by daily trading volume); provided, however, that if on any day the Class A Common Stock is not quoted on the NASDAQ Stock Market, then, as of the any applicable date, the average of the highest bid and lowest asked prices in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, or if on any date the Class A Common Stock is not so quoted on the National Quotation Bureau, Incorporated, then as of the Conversion Notice Date the average (weighted by daily trading volume) of the closing prices of the Class A Common Stock on the principal securities exchange on which such security may be listed at the time.

                  (b) Each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof, at any time on or after March 30, 2002, or at any time after the occurrence of a Specified Event of Default, in respect of such share at the office of the Company or any transfer agent for the Series B Preferred Stock, into Class B Common Stock at the then effective Conversion Rate.

                  (c) No fractional shares of Class B Common Stock shall be issued upon conversion of Series B Preferred Stock, and any shares of Series B Preferred Stock surrendered for conversion that would otherwise result in a fractional share of Class B Common Stock shall be redeemed at the then effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                  (d) Before any Holder shall be entitled to receive certificates representing the shares of Class B Common Stock into which shares of Series B Preferred Stock are converted in accordance with this Section 6, such Holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the certificates for shares of Class B Common Stock to be issued, if different from the name shown on the books and records of the Company. Said conversion notice ("Conversion Notice") shall also contain such representations of the Holder as may reasonably be required by the Company to the effect that the shares to be received upon conversion are not being acquired and will not be transferred in any way that might violate the then applicable securities laws. In the case of a conversion pursuant to this Section 6, the Company shall, on or before the fifteenth (15th) day following receipt by the Company of the Conversion Notice, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder as provided in the Conversion Notice, a certificate or certificates for the number of shares of Class B Common Stock to which such Holder shall be entitled as aforesaid. Such date for issuance and delivery of the shares of Class B Common Stock received upon conversion of Preferred Stock pursuant to this Section 6 is hereafter referred to as the Conversion Effective Date. The person or persons entitled to receive the shares of Class B Common Stock issuable upon a conversion pursuant to this Section 6 shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Effective Date. All certificates issued upon the exercise or occurrence of the conversion shall contain a legend governing restrictions upon such shares imposed by law or agreement of the Holder or his or its predecessors.

                  (e) In the event the Company at any time or from time to time after the Issue Date effects a subdivision or combination of the outstanding Class B Common Stock into a greater or lesser number of shares without a proportionate and corresponding subdivision or combination of the outstanding Series B Preferred Stock, then and in each such event the Conversion Price to the extent then determined, (and the corresponding Conversion Rate) shall be increased or decreased proportionately.

                  (f) The Company shall not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders against impairment.

                  (g) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, to the extent such authorized but unissued shares of Class B Common Stock are available as of the Issue Date, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time after the Issue Date the number of authorized but unissued shares of Class B Common Stock shall be insufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company shall take such corporate action as it may deem necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purpose.

         7.       Voting Rights.

                  (a) The Holders of shares of Series B Preferred Stock shall have no voting rights, except as required by non-waivable provisions of Illinois law and as hereinafter provided in this Section 7. It is the intention of this Section 7(a) to deny voting rights to holders of shares of Series B Preferred Stock except (i) as specifically granted in Sections 7(b) through 7(i), and (ii) to the extent that non-waivable provisions of Illinois law preclude the denial of voting rights to holders of shares of Series B Preferred Stock.

                  (b)      If:

                           (i) at any time, dividends on the outstanding Series B Preferred Stock are in arrears and unpaid for four
                  (4) consecutive quarterly dividend periods;

                           (ii)     the Company fails to discharge any
                  redemption obligation with respect to the Series B Preferred Stock (whether or not the Company is permitted to do so by the terms of the Credit Facility, the Senior Subordinated Notes, the BCA, or any other obligation of the Company);

                           (iii) the Company fails to make a Change of Control Offer on the terms and in accordance with the provisions described below in Section 8 hereof (whether or not the Company is permitted to do so by the terms of the Credit Facility, the Senior Subordinated Notes or any other obligation of the Company) or fails to purchase shares of Series B Preferred Stock from Holders who elect to have such shares purchased pursuant to the Change of Control Offer;

                           (iv) the Company breaches or violates any of the other covenants or agreements set forth in Section 9 hereof and such breach or violation continues for a period of 60 days or more after the Company receives notice thereof specifying the default from the Holders of at least 25% of the shares of Series B Preferred Stock then outstanding; or

                           (v) the Company or any Restricted Subsidiary defaults under the terms of any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of this Statement of Resolutions Fixing Terms, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more (each of the events described in clauses (i), (ii), (iii), (iv) and (v) being referred to herein as a "Voting Rights Triggering Event");

then, the number of directors constituting the Board of Directors of the Company will be adjusted to permit the holders of the majority of the then outstanding Series B Preferred Stock, voting separately as a class, to elect two directors.

                  (c) Whenever the foregoing voting rights shall have vested, such rights may be exercised initially either at a special meeting of the Holders of Series B Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings or by the written consent of the Holders of Series B Preferred Stock. Such right of the Holders of Series B Preferred Stock to elect directors may be exercised until (i) all dividends in arrears shall have been paid in full (ii) all other failures, breaches or defaults giving rise to such Voting Rights Triggering Event are remedied or waived by the Holders of at least a majority of the shares of Series B Preferred Stock then outstanding, at which time the term of such directors previously elected pursuant to the provisions of this Section 7(b) shall thereupon terminate, and such directors shall be deemed to have resigned.

                  (d) At any time when the foregoing voting rights shall have vested in the Holders of Series B Preferred Stock and if such rights shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of Holders of record of 10% or more of the Series B Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of Holders of Series B Preferred Stock. Such meeting shall be held at the earliest practicable date based upon the number of days of notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the Holders of record of 10% of the shares of Series B Preferred Stock then outstanding may designate in writing a Holder of Series B Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the number of days of notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Company or, if none, at a place designated by such Holder. Any Holder of Series B Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section 7. Notwithstanding the provisions of this Section 7(d) however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders.

                  (e) If any director so elected by the Holders of Series B Preferred Stock shall cease to serve as a director before his term shall expire, the Holders of Series B Preferred Stock then outstanding may, at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

                  (f) In addition to the matters set forth in Section 2(b), the Company shall not, without the affirmative vote or consent of the Holders of at least a majority of the shares of Series B Preferred Stock then outstanding (with shares held by the Company or any of its Affiliates not being considered to be outstanding for this purpose) voting or consenting as the case may be, as one class merge, consolidate or sell all or substantially all of the assets of the Company except as permitted pursuant to Section 9(b).

                  (g) In addition to the matters set forth in clause (f) above, except as stated above under Section 2, the Company shall not, without the affirmative vote or consent of holders of at least a 50% of the shares of Series B Preferred Stock then outstanding (with shares held by the Company or any of it of its Affiliates not being considered to be outstanding for this purpose), voting or consenting, as the case may be, as one class:

                           (i) amend this Series B Statement of Resolutions Fixing Terms so as to adversely affect the specified rights, preferences, privileges or voting rights of holders of shares of the Series B Preferred Stock, or

                           (ii) increase the number of authorized shares of the Company designated as Series B Preferred Stock.

                  (h) Without the consent of each Holder affected, an amendment or waiver of the Company's Articles of
Incorporation or of this Series B Statement of Resolutions Fixing Terms may not (with respect to any shares of Series B Preferred Stock held by a non-consenting Holder):

                           (i) alter the voting rights with respect to the Series B Preferred Stock (provided, however, that the consent of Holders of Series B Preferred Stock shall not be required to approve the Voting Rights Amendment) or reduce the number of shares of Series B Preferred Stock whose holders must consent to an amendment, supplement or waiver of the terms of this Series B Statement of Resolutions Fixing Terms;

                           (ii) reduce the Liquidation Preference of or change the Mandatory Redemption Date of any share of Series B Preferred Stock or alter the provisions with respect to the redemption of the Series B Preferred Stock (except as provided with respect to Section 8 hereof);

                           (iii) reduce the rate or change the time for payment of dividends on any share of Series B Preferred Stock;

                           (iv) waive the consequences of any failure to pay dividends on the Series B Preferred Stock;

                           (v) make any share of Series B Preferred Stock payable in any form other than that stated in this Statement of Resolutions Fixing Terms;

                           (vi) make any change in the provisions of this Series B Statement of Resolutions Fixing Terms relating to waivers of the rights of holders of Series B Preferred Stock to receive the Liquidation Preference and dividends on the Series B Preferred Stock;

                           (vii) waive a redemption payment with respect to any share of Series B Preferred Stock (except as provided with respect to Section 8 hereof); or

                           (viii) make any change in the foregoing amendment and waiver provisions.

                  (i) The Company in its sole discretion may, without the vote or consent of any Holders of the Series B Preferred Stock, amend or supplement this Series B Statement of Resolutions Fixing Terms:

                           (i)      to cure any ambiguity, defect or
                  inconsistency;

                           (ii) except as set forth in Section 2(b) and clauses (f) and (g) above, to create, authorize or issue any shares of Junior Securities or Parity Securities;

                           (iii) to decrease the amount of authorized capital stock of any class, including any Series A Preferred Stock or Series B Preferred Stock;

                           (iv) to increase the amount of authorized capital stock of any class of Junior Securities; or

                           (v) to make any change that would provide any additional rights or benefits to the Holders of this Series B Preferred Stock or that does not adversely affect the legal rights under this Series B Statement of Resolutions Fixing Terms of any such Holder.

         8.       Change of Control.

                  (a) Upon the occurrence of a Change of Control, and subject to the limitation provided in Section 8(h), the Company shall make an offer (the "Change of Control Offer") to each Holder of shares of Series B Preferred Stock to repurchase all or any part (but not, in the case of any Holder requiring the Company to purchase less than all of the shares of Series B Preferred Stock held by such Holder, any fractional shares) of such Holder's Series B Preferred Stock at an offer price in cash equal to 101% of the aggregate Liquidation Preference thereof plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends, if any, thereon to but excluding the date of purchase (the "Change of Control Payment") (including an amount in cash equal to a pro rated dividend for the period from the Dividend Payment Date immediately prior to the Change of Control Payment Date) (subject to the right of Series B Preferred Stock Holders of record on the relevant record date to receive dividends due on the relevant Dividend Payment Date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Series B Preferred Stock pursuant to this covenant in the event that it has exercised its right to redeem all of the Series B Preferred Stock pursuant to Section 5(b).

                  (b) The Change of Control Offer shall include all instructions and materials necessary to enable Holders to tender their shares of Series B Preferred Stock and a full description of the circumstances and relevant facts and financial information regarding such Change of Control.

                  (c) The Company shall comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws and regulations in connection with the repurchase of the Series B Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof. The Change of Control Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Change of Control Offer (which at a minimum will include (i) the most recent annual and quarterly financial statements, (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Change of Control Offer) and (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase).

                  (d) Within 30 days following any Change of Control (or at the Company's option, prior to such Change of Control but after the public announcement thereof), the Company shall mail a notice to each Holder stating:

                           (i) that the Change of Control Offer is being made pursuant to this Section 8 and that all shares of Series B Preferred Stock tendered shall be accepted for payment;

                           (ii) the amount of the Change of Control Payment, the purchase date, which shall be not earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

                           (iii) that any share of Series B Preferred Stock not tendered shall continue to accumulate dividends;

                           (iv) the place or places where Series B Preferred Stock are to be surrendered for tender pursuant to the Change of Control Offer;

                           (v) that, on the Change of Control Payment Date, the purchase price shall become due and payable upon each share of Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer and, unless the Company fails to pay the Change of Control Payment on the Change of Control Payment Date, all shares of Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accumulate dividends after the Change of Control Payment Date;

                           (vi) that Holders electing to have any shares of Series B Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender the shares of Series B Preferred Stock, with the form entitled "Option of Holder to Elect Purchase" which shall be included with the notice of Change of Control completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

                           (vii) that, if such Offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control; and

                           (viii) that the Holder may tender all or any portion of the shares of Series B Preferred Stock held by such Holder and that in the case of any Holder whose shares are to be purchased only in part, the Company shall execute, authorize and deliver to the Holder, without service charge, a new certificate as requested by such Holder, for the unpurchased portion of his shares of Series B Preferred Stock.

                  (e) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all shares of Series B Preferred Stock or portions thereof property tendered pursuant to the Change of Control Offer, (ii) deposit with the Payment Agent an amount equal to the Change of Control Payment in respect of all shares of Series B Preferred Stock so tendered and (iii) deliver or cause to be delivered to the Transfer Agent the shares of Series B Preferred Stock so accepted together with an Officers' Certificate stating the aggregate Liquidation Preference of the shares of Series B Preferred Stock or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each holder of Series B Preferred Stock so tendered the Change of Control Payment for such Series B Preferred Stock, and the Transfer Agent shall promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new certificate representing the shares of Series B Preferred Stock equal in Liquidation Preference amount to any unpurchased portion of the shares of Series B Preferred Stock represented by the certificates so surrendered. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

                  (f) If, at the time of a Change of Control, the Company is restricted or prohibited by the terms of any Credit Agreements from purchasing shares of Series B Preferred Stock that may be tendered by Holders pursuant to a Change of Control Offer, prior to complying with the provisions of
Section 8(a), but in any event within 30 days following a Change of Control (unless the Company has exercised its right to redeem all the Series B Preferred Stock pursuant to Section 5(b)), the Company shall either (i) repay in full all outstanding Obligations under such Credit Agreements or offer to repay in full all outstanding Obligations under such Credit Agreements and repay the Obligations of each lender who has accepted such offer or (ii) obtain the requisite consent under such Credit Agreements to permit the repurchase of the Series B Preferred Stock required by this Section 8. The Company must first comply with the covenant described in the preceding sentence before it will be required to repurchase shares of Series B Preferred Stock in the event of a Change of Control; provided, that if the Company fails to comply with the covenant described in the preceding sentence, the sole remedy to holders of Series B Preferred Stock will be the voting rights arising from a Voting Rights Triggering Event. Moreover, the Company will not repurchase or redeem any Series B Preferred Stock pursuant to this Change of Control provision prior to the Company's repurchase of the Senior Subordinated Notes pursuant to the Change of Control covenants in the Notes Indenture.

                  (g) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 8 applicable to a Change of Control Offer made by the Company and purchases all shares of Series B Preferred Stock validly tendered and not withdrawn under such Change of Control Offer.

                  (h) The Company may not repurchase or redeem, pursuant to the provisions of this Section 8, any shares of Series B Preferred Stock (or any securities into which any of such shares are convertible or exchangeable) prior to compliance by the Company with the provisions of Section 8 of the Series A Statement of Resolutions Fixing Terms and compliance with Section 4.13 of the Notes Indenture as in effect on the date hereof.

         9.       Certain Covenants.

                  (a) Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

                           (i) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and the Subsidiary Guarantors may incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock if the Company's Leverage Ratio at the time of the incurrence of such Indebtedness or issuance of such Disqualified Stock, after giving pro-forma effect thereto and to the use of proceeds therefrom, is less than 7.0 to 1. Accrual of interest, accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 9(a).

                           (ii) Notwithstanding clause (i) above, the Company and its Restricted Subsidiaries may Incur Permitted Indebtedness without regard to the foregoing limitation provided, however, that the Company will not permit any Unrestricted Subsidiary to Incur Indebtedness other than Non-Recourse Debt and in the event such Indebtedness ceases to be Non-Recourse Debt such event shall be deemed to constitute an Incurrence of Indebtedness by the Company.

         (b)      Merger, Consolidation, or Sale of Assets.

                  The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company to another Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Series B Preferred Stock shall be converted into or exchanged for and shall become shares of the Surviving Entity, having in respect of such successor, transferee or resulting corporation substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon that the

Series B Preferred Stock had immediately prior to such transaction; (iii) immediately after such transaction, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; and (iv) the Company or the Surviving Entity will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable Four Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in the first paragraph of
Section 9(a)(i). Notwithstanding the restrictions described in the foregoing clause (iv), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and any Wholly Owned Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to another Wholly Owned Restricted Subsidiary.

                  (c)      Restricted Payments.

                           (i) The Company and its Restricted Subsidiaries shall not make any Restricted Payment unless after giving effect thereto (A) no Voting Rights Triggering Event or event which, with notice or lapse of time or both, would become a Voting Rights Triggering Event has occurred and is continuing;
                  (B) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of this Series B Statement of Resolutions Fixing Terms (excluding Restricted Payments permitted by clauses (B), (C) and (E) of paragraph
                  (ii) below), is less than the sum of (1) (a) 100% of the aggregate Consolidated Cash Flow of the Company (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on the first day of the Company's fiscal quarter commencing after the Series A Issue Date and ending on the last day of the Company's most recent fiscal quarter for which financial information is available to the Company ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less (b) 1.4 times Consolidated Interest Expense for the same period, plus (2) 100% of the aggregate net cash proceeds and the fair market value of marketable securities (as determined in good faith by the Company) received by the Company from the issue or sale since the Series A Issue Date of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company, other than Disqualified Stock or debt securities that have been converted into Disqualified Stock and other than the Common Stock issued in the Common Stock Offering), plus (3) to the extent that any Restricted Investment that was made after the Series A Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (a) the net proceeds of such sale, liquidation or repayment and (b) the amount of such Restricted Investment, plus (4) $5.0 million.

                           (ii) The provisions in Section 9(c)(i) shall not be violated by reason of (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the


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
                  provisions of this Series B Statement of Resolutions Fixing Terms; (B) the redemption, repurchase, retirement or other acquisition of any Junior Securities or Parity Securities of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Junior Securities or Parity Securities of the Company (other than any Disqualified Stock); (C) the repurchase, redemption or other acquisition or retirement for value of any Junior Securities or Parity Securities of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') employees pursuant to any management equity subscription agreement or stock option agreement in connection with the termination of such person's employment for any reason (including by reason of death or disability); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Junior Securities or Parity Securities shall not exceed $500,000 in any twelve-month period; and provided further that no Voting Rights Triggering Event shall have occurred and be continuing immediately after such transaction; and (D) repurchases of Junior Securities or Parity Securities deemed to occur upon exercise of stock options if such Junior Securities or Parity Securities represent a portion of the exercise price of such options.

                  (d)      Designation of Unrestricted Subsidiaries.

                  The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Voting Rights Triggering Event. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (C) of Section 9(c)(i). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

                  (e) Limitations on Transactions with Affiliates and Related Persons.

                  The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions,


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
and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, such Affiliate Transaction or series of related Affiliate Transactions has been approved in good faith by a resolution adopted by a majority of the members of the Board of Directors of the Company who are disinterested with respect to such Affiliate Transaction or series of related Affiliate Transactions and an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view has been issued to the Company by an accounting, appraisal, engineering or investment banking firm of national standing, provided that the following shall not be deemed Affiliate Transactions: (1) transactions contemplated by any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (2) transactions between or among the Company and/or its Restricted Subsidiaries, (3) Restricted Payments and Permitted Investments that are permitted by Section 9(c), (4) indemnification payments made to officers, directors and employees of the Company or any Restricted Subsidiary pursuant to charter, bylaw, statutory or contractual provisions and (5) any agreement in effect as of the Issue Date or any transaction contemplated thereby.

                  (f)      Reports.

                  Whether or not required by the rules and regulations of the Commission, so long as any shares of Series B Preferred Stock are outstanding, the Company will furnish to the Transfer Agent and the Holders, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports, in each case within the time periods set forth in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of such information and reports with the Commission for public availability within the time periods set forth in the Commission's rules and regulations (unless the Commission will not accept such filing).

         10.      Amendment.

                  Notwithstanding anything to the contrary in the BCA, unless otherwise provided in Section 2(b) or 7, neither this Series B Statement of Resolutions Fixing Terms nor the Articles of Incorporation shall be amended in any manner that would increase or decrease the par value of the shares of the Series B Preferred Stock or alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect the Holders thereof adversely without the affirmative vote of the Holders of a majority of the outstanding Series B Preferred Stock voting separately as a class.

         11.      Exclusion of Other Rights.

                  Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Series B Statement of Resolutions Fixing Terms (as such Series B Statement of Resolutions Fixing Terms may be amended from time to time in accordance with the terms hereof) and in the Articles of Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

         12.      Headings of Sections.

                  The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         13.      Severability of Provisions.

                  If any voting powers, preferences and relative, participating, optional and other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Series B Statement of Resolutions Fixing Terms (as this Statement of Resolutions Fixing Terms may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Statement of Resolutions Fixing Terms (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof, shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.


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